Exhibit 10.1
2008 SENIOR MANAGEMENT BONUS PLAN
PURPOSE
The 2008 Senior Management Bonus Plan (“2008 Bonus Plan”) was adopted to promote a shared sense of responsibility for growth and financial success of Pixelworks, Inc. (the “Company”). The 2008 Bonus Plan is intended to motivate and reward Plan Participants for both Company and individual performance.
DEFINITIONS

Plan Participant	An employee of the Company or its subsidiaries, approved by the Plan Administrator for participation in the 2008 Bonus Plan.

Target Bonus	A percentage of base pay intended to be paid to a Plan Participant if 100% of goals are achieved. Detailed in Exhibit A.

Bonus Payout	The actual award to the Plan Participant.

Plan Administrator	The Company’s Board of Directors, acting through its Compensation Committee. The Committee may assign certain administrative duties related to the 2008 Bonus Plan to employees of the Company.

Plan Year	January 1, 2008 through December 31, 2008.

Performance Measures and Goals	Specific financial and operational goals approved by the Plan Administrator.

Termination	Cessation of employment for any reason except retirement, death or disability.
PARTICIPATION
An employee must meet the following criteria to participate in the 2008 Bonus Plan:
•	Be a regular full-time employee of the Company or any of its subsidiaries in a Director, Principal Architect, Senior Director, Fellow, Chief Architect, Senior Fellow, Vice President, Chief Financial Officer (“CFO”), President and/or Chief Executive Officer (“CEO”), or equivalent position;

•	Be employed in an eligible position for a minimum of three months during the 2008 calendar year; and

•	Be actively employed by the Company on the day the bonus is approved by the Plan Administrator, anticipated to be on a date in the first quarter of 2009. If employment is terminated for any reason other than death, retirement or extended disability before the Plan Administrator approves the bonus, the award shall be forfeited.

PERFORMANCE MEASURES AND GOALS
Two specific results must be achieved for any bonus amounts to be earned under the 2008 Bonus Plan:
(1)	Revenue must meet or exceed a baseline target that has been established for the year ending December 31, 2008.
(2)	Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) must be positive in all four quarters of 2008.
If both of the above results are achieved, bonuses will be calculated based on attainment of specific goals related to each of the following measures:
(1)	Revenue

The bonus, if any, related to this measure is based on the excess of actual revenue over the baseline target, up to a specified maximum amount.

(2)	EBITDA

The bonus, if any, related to this measure is based on the excess of actual EBITDA over a baseline target, up to a specified maximum amount.

(3)	Product Design Wins

The bonus, if any, related to this measure is based on the number of actual design wins achieved as a percentage of a pre-determined quantity of qualifying design wins.

(4)	New Product Introductions

The bonus, if any, related to this measure is based on the number of actual new product introductions achieved as a percentage of a pre-determined quantity of qualifying new product introductions.
A weight is assigned to each of the four Performance Measures above. The weight assigned represents the maximum percentage of the Target Bonus that can be earned through that Performance Measure when all of the goals related to the Performance Measure are met. The weight assigned to each of the four Performance Measures varies by Participant, based on the Plan Participant’s position / function with the Company.
The specific goals for each of the four Performance Measures above are included in Appendix B. The weight assigned to each of the Performance Measures is detailed in Appendix C.
DISCRETIONARY ELEMENT
The CEO has authority to recommend adjustments to Target Bonuses for individual performance, extraordinary results or other uncommon factors. The Plan Administrator will approve discretionary adjustments.

AWARD DISTRIBUTION
Bonus payouts will be based on actual salary paid during the Plan Year. Salary will include all base pay, but will exclude any allowances, bonus payments or other compensation. Awards will be distributed in the first quarter of 2009.
PRO-RATA AWARDS
If the Participant is promoted, demoted, or changes job responsibilities during the year, his/her Target Bonus will be re-evaluated. If a change is warranted, it will be effective on the date of the change in responsibilities for the balance of the year. All mid-year participation will be paid on a pro-rata basis based on the percentage of time spent as a participant in the plan. If the Participant is no longer in an eligible position due to a change in responsibilities or demotion, any accrued bonus shall be forfeited.
All pro-rata awards will be determined by using the salary actually paid to the Participant during the portion of the Plan Year that the individual was a Participant.
A Plan Participant may receive a pro-rata share of an award if he or she leaves the company during the year due to death, retirement, or extended disability.
PLAN ADMINISTRATION AND AUTHORITIES
Bonus awards are not earned until approved by the Plan Administrator.
To provide for unusual occasions when business achievement is realized through little or no effort on the part of the Plan Participants, the Plan Administrator reserves the right to declare such business a “windfall.” Windfall business is subject to special treatment. Such treatment will be handled at the sole discretion of the Plan Administrator.
Adjustments to performance may be made to provide for circumstances where performance is not achieved due to factors beyond the control of the Participants. Such treatment will be handled at the sole discretion of the Plan Administrator.
This Plan is not a contract of employment. It creates no rights for the Plan Participant to continue employment with the Company for any length of time, nor does it create any rights for the Plan Participant or any obligations on the part of the Company, other than those set forth herein.
The CEO shall have the authority to act as the final arbiter of any appeals, disputes or interpretations emanating from the 2008 Bonus Plan except in matters related to his own participation. All decisions, actions or interpretations by the CEO shall be final and conclusive and binding on all parties. The Plan Administrator shall arbitrate any disputes related to the CEO’s participation.
The Company reserves the right, in its sole discretion, to continue, amend, modify or terminate the 2008 Bonus Plan at any time.

PIXELWORKS, INC.
2008 SENIOR MANAGEMENT BONUS PLAN
APPENDIX A: TARGET BONUS PERCENTAGES
Following are the Target Bonus Percentages for the President, Chief Executive Officer, Chief Financial Officer and other Vice Presidents:

Position(s)	Target Bonus
President, Chief Executive Officer	100%

Chief Financial Officer, Vice President	50%
Following are the Target Bonus Percentages for other members of Senior Management:
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PIXELWORKS, INC.
2008 SENIOR MANAGEMENT BONUS PLAN
APPENDIX B: PERFORMANCE MEASURES AND GOALS
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PIXELWORKS, INC.
2008 SENIOR MANAGEMENT BONUS PLAN
APPENDIX C: PERFORMANCE MEASURES AND GOALS: WEIGHTING
The weighting of each of the four Performance Measures is as follows for the President, Chief Executive Officer, Chief Financial Officer and other Vice Presidents:

Performance Measure	Weighting
Revenue	25%
EBITDA	25%
Product Design Wins	25%
New Product Introductions	25%
The weighting of each of the four Performance Measures is as follows for other members of Senior Management:
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